EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-187948) pertaining to the Whirlpool Corporation 2018 Omnibus Stock and Incentive Plan (Plan) of our reports dated February 13, 2018, with respect to the consolidated financial statements and schedule of Whirlpool Corporation and the effectiveness of internal control over financial reporting of Whirlpool Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Chicago, Illinois
April 20, 2018